Exhibit 10.1

November 5, 2013

John,

This letter agreement (this “Agreement”) memorializes the principle elements of the compensation that you will receive as the Interim President and Chief Executive Officer of Health Management Associates, Inc. (the “Company”).

1.                   Base Salary.  Effective as of August 1, 2013 your base annual salary was increased to $800,000 per year.

2.                   2013 Bonus.  In lieu of any annual bonus for the 2013 fiscal year, you will receive a special bonus equal to $778,650, representing 125% of your blended 2013 base salary.  This special bonus will be payable in a cash lump sum, less applicable tax withholdings, within five (5) business days after the date you execute this Agreement.

3.                   Retention Bonuses.  You will be eligible to receive two retention bonus payments, as follows, subject to the following terms and conditions:

(a)            First Payment.  A lump sum cash payment of $1,500,000 on December 26, 2013, less applicable tax withholdings; and

(b)            Second Payment.  A lump sum cash payment of $500,000, less applicable tax withholdings, payable within ten (10) business days following the earlier to occur of the following payment conditions (the “Payment Conditions”):  (i) the consummation date of a Change in Control on or prior to July 29, 2014 (the “End Date”), subject to your continued employment through such consummation date, or (ii) termination of your employment by the Company without Cause or by you for Good Reason before the earliest to occur of (A) the consummation date of a Change in Control, (B)  six (6) months following the End Date or (C) six (6) months following the date that the CHS Transaction Agreement is terminated pursuant to its terms, provided that in the case of (i) or (ii) above you execute and do not revoke the Updated Release.

For avoidance of doubt, the payment of $1,000,000 (two-thirds of the payment set forth in Section 3(a) above) shall not be conditioned upon your continued employment or the satisfaction of any conditions.  The payment of $500,000 (one-third of the payment set forth in Section 3(a) above) shall be paid to you unless your employment with the Company is terminated by you without Good Reason (as defined below) prior to December 26, 2013. In the event that as of the expiration of the period set forth in Section 3(b)(ii) above neither of the Payment Conditions have been satisfied, you agree to repay to the Company, within ten (10) business days thereafter, an amount equal to $500,000 (which is one-third of the payment set forth in Section 3(a) above), less the amount of any taxes withheld or paid by you with respect to such $500,000 payment.  In the event that you receive a tax benefit as a result of such repayment you agree to promptly pay the Company an amount equal to such tax benefit.

4.                   Employee Benefits.

(a)            General.  During your term of employment you will be entitled to participate in all health and welfare and qualified retirement plans for which executive officers of the Company generally are eligible on the same basis as other executive officers of the Company, to the extent that you remain an executive officer of the Company and meet the eligibility requirements thereunder.

(b)            Supplemental Executive Retirement Plan.  You will participate in the Health Management Associates, Inc. Supplemental Executive Retirement Plan (the “SERP”) with a monthly Retirement Benefit (as defined in the SERP) equal to $14,583.33.

5.                   Welfare Continuation.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason as provided in Section 3(b)(ii) above, you will be entitled to continued coverage and benefits for the two year period immediately following the date of your termination of employment under the Company’s medical, dental and life insurance plans in which you were participating at the date of your termination of employment, as though your termination of employment had not occurred, including the payment of premiums at the active employee rate (the “Welfare Continuation Coverages”).  The Company may provide you with the Welfare Continuation Coverages under arrangements other than its generally applicable welfare benefit plans, provided that the coverages so provided are at least as favorable to you as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to you.

6.                   Restrictive Covenants.  You acknowledge that the non-competition, non-solicitation, non-disclosure and other restrictive covenants in the Award Notices between you and the Company issued under the Health Management Associates, Inc. Amended and Restated 1996 Executive Incentive Compensation Plan (the “Restrictive Covenants”) will continue in full force and effect in accordance with their terms, which are incorporated herein by reference.

7.                   Release of Claims.  In consideration of the terms of this Agreement, you have agreed to and do release and forever discharge the Company, its parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to your employment by the Company, including, but not limited to wrongful discharge, breach of contract, tort, fraud, defamation, and any rights or claims under Title VII of the Civil Rights Act of 1964, other Civil Rights laws, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers Compensation Retaliation provision, the Florida Minimum Wage Act, the Florida Constitution, the Florida Fair Housing Act, and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.  This release does not include your right to enforce any obligation of the Company pursuant to this Agreement, your rights to any vested benefits under the Company’s employee benefit plans, any rights to indemnification from the Company that you may have, and any rights to continuing directors’ and officers’ liability insurance coverage relating to the period of your employment.

8.                   Updated Release.  You agree to execute and deliver within seven (7) days after your employment with the Company is terminated for any reason, a release agreement in the form attached as Exhibit A hereto (the “Updated Release”) containing a general release of claims co-extensive and substantially similar to the release set forth in Section 7 above, to include the period from the date of the execution of this Agreement through and including the date of execution of the Updated Release.

9.                   Indemnification.  The Company agrees that you shall have the same right to indemnification as officers of the Company generally under the Company’s certificate of incorporation and by-laws, as in effect from time to time; provided that such right to indemnification shall not be less favorable to you than the right to indemnification provided to you under the Company’s certificate of incorporation and by-laws as in effect on the date hereof.

10.                Definitions.

(a)                 “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(b)                “Cause” means:(i) your willful refusal to perform, without legal cause, your material duties to the Company, resulting in significant economic harm to the Company or significant harm to the business reputation of the Company, which you have failed to cure after 30 days’ advance written notice from the Company; (ii) any act of fraud, dishonesty or gross misconduct by you resulting in significant economic harm to the Company or significant harm to the business reputation of the Company; or (iii) your conviction by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony (other than a moving violation).  A termination for Cause shall be communicated to you in writing by the Company and shall specify the factual matters relied upon in making the Cause determination.

(c)                 “Change of Control” means the occurrence of:

(i)            an acquisition by any Person of Beneficial Ownership of the shares of common stock of the Company then outstanding (the “Company Common Stock Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”) if such acquisition of Beneficial Ownership results in the Person’s Beneficially Owning 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of the Company Voting Securities Outstanding; or

(ii)            the consummation of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, sale or disposition of all or substantially all of the assets of the Company, or similar corporate transaction (in each case referred to as a “Corporate Transaction”); provided, however, that any merger, consolidation, sale, disposition or other similar transaction to or with one or more entities controlled by you shall not constitute a Corporate Transaction;

Notwithstanding the provisions set forth in subparagraphs (i) and (ii) of this Section 10(c), the following shall not constitute a Change in Control for purposes hereof: (A) any acquisition by or consummation of a Corporate Transaction with any entity that was a subsidiary of the Company immediately prior to the transaction or an employee benefit plan (or related trust) sponsored or maintained by the Company or an entity that was a subsidiary of the Company immediately prior to the transaction if, immediately after such transaction (including consummation of all related transactions), the surviving entity is controlled by no Person other than such employee benefit plan (or related trust) and/or other Persons who controlled the Company immediately prior to such transaction; or (B) any acquisition or consummation of a Corporate Transaction following which more than 50% of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be.

(d)                “CHS Transaction Agreement” means that certain Agreement and Plan of Merger, dated as of July 29, 2013, by and among the Company, Community Health Systems, Inc. and FWCT-2 Acquisition Corporation.

(e)                “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)                 “Good Reason” means (A) a material diminution in the nature or status of your position, title, reporting relationship, duties, responsibilities or authority; (B) any reduction in your base salary or failure to pay the bonus amounts set forth in Sections 2 and 3 above; (C) a material reduction in the employee benefits provided to you; (D) a relocation of your principal place of employment by more than 50 miles; (E) any failure by a successor entity to the Company in connection with a Change in Control to assume by operation of law or otherwise the obligations of the Company under this Agreement; or (F) in the event that the CHS Transaction Agreement is terminated pursuant to its terms, the failure of the Board of Directors of the Company (the “Board”) to offer you by the expiration of 120 days following such termination, the position of the President and Chief Executive Officer of the Company with an annual salary of $800,000 per year, an annual target bonus opportunity equal to 125% of base salary, and other compensation and benefits that is substantially comparable to either (in the sole discretion of the Board) (i) the compensation and benefits that you currently receive (excluding the retention bonuses under this Agreement) and long-term incentive opportunities that are appropriate for the President and Chief Executive Officer of the Company or (ii) the compensation and benefits provided to other chief executive officers of comparably sized U.S. publicly traded companies within the health care services industry.

(g)                “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

11.                No Admission of Liability.  Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

12.                Corporate Governance Guidelines.  Notwithstanding anything herein to the contrary, this Agreement shall not impact any rights or restrictions under the Company’s Corporate Governance Guidelines, including the Recoupment Policy for Incentive Compensation contained therein, as in effect on the date hereof.  In connection with the current potential restatement of the Company’s consolidated financial statements for prior years, you acknowledge that the Company may seek recovery of prior incentive compensation under the Recoupment Policy.   Such recovery, if any, shall be determined by the Board in good faith on a basis applied uniformly to other similarly situated employees, and any such recovery is not expected to exceed $20,000 with respect to you.  You and the Company mutually agree to use reasonable efforts to resolve any recoupment demand in excess of $20,000.

13.                Withholding.  The Company shall deduct or withhold, or require you to remit to the Company, the minimum statutory amount necessary to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any payment or benefit provided hereunder.

14.                Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect the subject matter of this Agreement and your employment with the Company (including, and without prejudice of the Company’s rights, the letter you dated March 6, 2012 executed by Gary Newsome), provided, however, that the Restrictive Covenants shall remain in full force and effect, as provided above.

15.                Consultation with Counsel.

(a)                 You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose.  You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.  You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in Section 6 above.

(b)                The Company will reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation of this Agreement, subject to your submission of an appropriate invoice, up to a maximum of $50,000.

16.                Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its choice of law rules.

17.                Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalid or unenforceable provision shall be enforced to the fullest extent possible and such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

18.                Amendment.  This Agreement may not be amended except in writing, signed by you and by a duly authorized officer of the Company.  This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

19.                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

20.                Section 409A.

(a)                 Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”); accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.  The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.

(b)                 Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after your termination of employment, or if earlier, the first payroll date following your death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, with interest at the prime rate published by The Wall Street Journal on the date of termination.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c)                 Termination as Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e)                 Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                  Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

Very truly yours,

/s/ Steven Shulman
Name: Steven Shulman
Title: Chairman of the Board of Directors of
Health Management Associates, Inc.
Accepted and Agreed:

/s/ John Starcher
John Starcher

11/5/2013
Date signed

Exhibit A

Updated Release Agreement

This Updated Release Agreement (this “Updated Release”) is hereby entered into between Health Management Associates, Inc. (the “Company”) and John Starcher (“Executive”).  The Company and Executive are hereinafter referred to as the “Parties.”

WHEREAS, the Parties previously entered into that certain Letter Agreement dated November 5, 2013 (the “Release Agreement”);

WHEREAS, this Updated Release formed part of the Release Agreement, was expressly incorporated therein, and was attached as Exhibit A to the Release Agreement; and

WHEREAS, pursuant to the Release Agreement, Executive agreed to execute and deliver to the Company, within seven (7) days of the date of Executive’s termination of employment, this Updated Release containing a general release of claims co-extensive and substantially similar with the release set forth in the Release Agreement.

NOW THEREFORE, for good and valuable consideration, including but not limited to the payments and benefits detailed under the Release Agreement, the continued provision of which is conditioned on Executive’s signing and returning this Updated Release, the Parties hereby agree to the following:

1.                   In consideration of the terms of the Release Agreement, Executive hereby agrees to and hereby waives any claims Executive may have for employment by the Company following the Termination Date and agrees not to seek such employment or reemployment by the Company in the future.  Executive further agrees to and hereby does release and forever discharge the Company, its direct and indirect subsidiaries and affiliates and their respective past and present officers, managers, directors, shareholders, members, employees, agents and representatives from any and all claims and causes of action, known or unknown, arising out of or relating to the Executive’s employment by the Company or the termination thereof, including, but not limited to wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights Acts, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers Compensation Retaliation provision, the Florida Minimum Wage Act, the Florida Constitution, the Florida Fair Housing Act, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise, provided, however, that Executive does not release any right to vested benefits under the Company’s employee benefit plans, his right to enforce the Release Agreement, any claim that by law cannot be released or any right to indemnification or insurance under applicable law or the Release Agreement or any applicable certificate of incorporation, by-laws or resolution of any Board of Directors.

2.                   Executive acknowledges that before entering into this Updated Release, Executive has had the opportunity to consult with counsel about any questions regarding the Updated Release and the Release Agreement, and Executive has been advised to do so if he so chose.  Executive further acknowledges that Executive has entered into this Updated Release and the Release Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Updated Release and the Release Agreement other than the express terms set forth herein and in the Release Agreement.  Executive further acknowledges that Executive has read this Updated Release and the Release Agreement and understands all of their terms, including the waiver and release of claims set forth in this Updated Release and in Section 7 of the Release Agreement.

3.                   The Company and Executive hereby acknowledge that Executive may take up to seven (7) days from the date of Executive’s termination of employment to consider, sign and return this Updated Release.  In addition, Executive may revoke this Updated Release after signing it, but only by delivering a signed revocation notice to the Company within seven (7) days of the date Executive has signed this Updated Release.  Under no circumstances should Executive sign or return this Updated Release prior to the day following the date of Executive’s termination of employment and any such execution of this Updated Release shall not be effective.

Accepted and Agreed:

John Starcher

Date signed

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